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                                                                  Exhibit 10.40

To:    Martin Coles

From:  Jay Margolis

Date:  February 3, 2004 (revised February 11, 2004)

RE:    AMENDMENT TO JUNE 12, 2002 EMPLOYMENT AGREEMENT

       Reebok International Ltd. (the "Company" or "Reebok" or "RIL"), has decided to move in a different direction with the leadership of the Reebok Brand and has accepted your resignation. As a result, your employment will end effective today, February 3, 2004 (the "Separation Date"). I refer you to the Employment Agreement effective as of June 12, 2002 (the "Employment Agreement") between you and the Company, and each of the Employment Agreement exhibits. Your separation shall be deemed a termination of employment pursuant to Section 10F ("Any Other Reasons") of the Employment Agreement. As such, the Company is providing you severance period benefits in accordance with the provisions of
Section 11C of the Employment Agreement as supplemented and modified by the terms and conditions of this letter agreement (the "Amendment"). Except as expressly modified or amended by this Amendment, the Employment Agreement (and each of the exhibits) shall remain in full force and effect. Terms used in this Amendment and not defined herein shall have the meaning as defined in the Employment Agreement (and each of the exhibits).

       SEVERANCE PERIOD BENEFITS

       A. SALARY CONTINUATION. For good and valuable consideration, including but not limited to, the provisions of Paragraph J herein, Reebok agrees to pay your present base salary (which is $600,000 on an annualized basis) on a bi-weekly basis for up to eighteen (18) months beginning as of February 9, 2004, and continuing until August 5, 2005, or the date you secure new employment, whichever occurs first (the "Severance Period"). These payments will be subject to all applicable federal and state taxes and other employment related deductions.

       Subject to your compliance with the provisions of Paragraph J herein, if you obtain new employment before August 5, 2005, the Company will pay you, within two weeks of being notified of such new employment, a lump sum cash amount equal to one-half of the remaining portion of your pay continuation. For the avoidance of doubt, the term "new employment," in this Amendment and the Employment Agreement shall not refer to a start-up enterprise of which you are at least a 25% owner, to the extent that such enterprise does not yield revenue to you equivalent to a substantial portion of your previous compensation at Reebok. Notwithstanding the foregoing, if you are re-hired by Reebok or re-hired by any Reebok subsidiary or affiliated organization, your severance will cease on the date of such re-employment and you will not be entitled to any lump sum or other payment. You should understand, however, that the Company and its affiliated organizations have no obligation to rehire you as an employee. You will also be paid for any and all previously accrued, but unused, vacation time determined as of the Separation Date in your next paycheck.

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       B. BONUSES AND PROFIT-SHARING. Although under no obligation to do so, in exchange for signing this Amendment with a Release of All Claims, you will also receive a bonus of $438,461 before taxes and deductions (the "Bonus Payment"). The Bonus Payment will be paid at the same time as bonuses are generally paid to employees of the Company (expected to be in mid-March of 2004). Finally, because you were actively employed by Reebok as of December 31, 2003, you will receive the profit-sharing contribution to the same extent and at the same time that such contributions are generally given to employees of the Company (expected to be in or about March 2004).

       C. MEDICAL AND DENTAL BENEFITS. To the same extent you are currently enrolled in such programs, Reebok will continue your participation in its medical and dental insurance programs through the end of August 2005, or the last day of the month in which you obtain other employment or secure other comparable medical insurance coverage, whichever is earlier. Thereafter, you will be eligible for continuation of these benefits under the federal law known as COBRA. You will receive detailed information about COBRA, and how to elect coverage, upon reaching the end of the Severance Period. If you elect COBRA, your qualifying start date will be the last day of the Severance Period. You agree that, except as provided in the Employment Agreement or in this Amendment, your participation in all other Company benefit programs will terminate on the Separation Date.

       D. RETIREMENT BENEFITS AND DEFERRED BONUS AMOUNTS. Please be aware that any money you have in the Reebok Savings and Profit-Sharing Retirement Plan, Executive Deferred Compensation Plan and/or Executive Deferred Bonus Plan will be treated according to the provisions of the applicable plans. For your information, as of December 31, 2003, your current vested balance in the Executive Deferred Compensation Plan is $0. You should contact Leslie Abrahamson or Heidi Held-Walch in the Benefits Department to discuss the distribution of any amounts that may be added after that date or any questions you may have on retirement benefit issues.

       E. OTHER INSURANCE. In addition, Reebok will continue your participation in its life and supplemental life insurance and AD&D programs through the last day of the Severance Period, or the last day for which you obtain other employment or secure other insurance coverage, or twelve (12) months from the Separation Date, whichever is earlier (the "Other Insurance End Date"). During the 30 day period following the Other Insurance End Date you may elect to convert the life insurance to an individual policy. You agree that, with the exception of the foregoing, your participation in all other Company benefit programs unless specifically referenced herein will terminate on the Separation Date. Reebok will be obligated to provide such continued coverage only to the extent that such continued coverage can be made available through Reebok's group insurance contracts covering active employees.

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       F. LOAN REPAYMENT. In connection with your moving your family and household goods from California to Massachusetts, you entered into a Revolving Promissory Note dated August 12, 2002 (the "Note"), for the principal amount of $300,000. You agreed that if your employment with the Company was terminated for any reason (other than death) prior to June 30, 2005, you would repay to the Company the entire principal amount plus accrued interest on the Note. As part of this Amendment, and in recognition of your dedicated work during your time with Reebok and the cessation of your employment relationship before June 30, 2005, we will forgive a pro-rata share of the Note based on your months of service. Thus, you now owe $150,000, which includes payments still due on the Note, plus all accrued interest to date. You will bear full responsibility for the tax impact of any imputed income based on the partial forgiveness of the Note. We will deduct this $150,000 from the Bonus Payment discussed in Paragraph B.

       G. OUTPLACEMENT. The Company will also arrange for outplacement services to be provided to you by the outplacement firm of Lee Hecht Harrison for a period of twelve (12) months. The services will be available starting upon the effective date of this Agreement, but must be commenced within sixty (60) days of starting the Severance Period.

       H. STOCK OPTIONS. As of the Separation Date, you have 62,500 vested, but unexercised, options to purchase Reebok Common Stock. All outstanding unvested stock options held by you will automatically be cancelled as of the Separation Date. A listing of the vested, but unexercised, options and option exercise price are set forth in EXHIBIT A. In order to exercise these options you must contact our option administrator, Mr. Ramzi Nuwayhid at Merrill Lynch. His phone number is 617/745-5556. Please note that the terms of the stock options and the 1994 Equity Incentive Plan or 2001 Equity Incentive and Director Deferred Compensation Plan, as applicable, provide that all such vested, but unexercised, options which are not exercised within ninety (90) days after the Separation Date will expire. Notwithstanding such terms, because you are now restricted from trading in Company stock from the Separation Date until the end of February 2004, pursuant to the Company's Trading Window Policy and your possession of material, non-public information, such currently vested options will not expire until May 30, 2004.

       I. ALLOWANCES. Any applicable personal allowances will end as of the Separation Date, except for your use of The Colony Group for financial and tax planning. You will be reimbursed for any services of The Colony Group already provided in 2003, and Reebok will pay for up to $10,000 of their services on your behalf in 2004.

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       J. NON-COMPETE AND NON-RECRUITMENT. As provided for in Section I.B of the
Non-Competition Agreement entered into and signed in connection with the execution of the Agreement as Exhibit C (the "Non-Competition Agreement"),
Reebok hereby waives, EXCEPT in the case of and/or as regards Nike, Converse, Adidas, Timberland, K Swiss, Puma, Stride Rite, and New Balance and their subsidiaries, successors and affiliates (the "Prohibited Companies"), its option to extend the Non-Competition Requirement past the Separation Date. Notwithstanding that waiver, or anything else contained in this Amendment or in the Non-Competition Agreement and/or in the Employment Agreement, Reebok, as provided for in Section I.B.(1) of the Non-Competition Agreement, elects hereby to extend the duration of the Non-Competition Requirement for twelve (12) months from the Separation Date, or until and including February 3, 2005, as regards and for each and all of the Prohibited Companies. By way of example only, but in no way limiting or modifying the forgoing, you shall be permitted to immediately seek and obtain employment with any company that is not a Prohibited Company, but you are not permitted and shall not, directly or indirectly, own, manage, operate, control, invest in, make loans or advances to, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with, any of the Prohibited Companies.

       Notwithstanding the forgoing and/or anything contained in this Amendment and/or in the Non-Competition Agreement and/or in the Employment Agreement, the remaining provisions of the Non-Competition Agreement shall remain in force and effect, including but not limited to the prohibitions contained in paragraph II of the Non-Competition Agreement and Paragraph 6 of the Company's Standard Employee Agreement (which is Exhibit B to the Employment Agreement, and an earlier version dated December 4, 2001 and signed upon your initial hire) that prohibits you from soliciting, hiring, attempting to hire, or assisting in hiring any employee of Reebok or any of its subsidiaries or affiliates, or otherwise persuading or attempting to persuade any such employee to discontinue his/her employment relationship with Reebok or any of its subsidiaries or affiliates (the "Prohibited Hiring Activities"), for a period of eighteen (18) months following the Separation Date. By way of example, but in no way limiting or modifying the forgoing, you may immediately seek and obtain employment with any company that is not a Prohibited Company, but may not, under any circumstances engage in the Prohibited Hiring Activities.

       Without limiting or in any way modifying the forgoing, Employee may in good faith request that Reebok further waive the Non-Competition Requirement as regards one or more of the Prohibited Companies; PROVIDED, HOWEVER, that, as provided for in the Non-Competition Agreement, it shall remain throughout the Non-Competition Requirement in Reebok's sole discretion to decide whether and/or to what extent to grant any such waiver and you, by signing this Amendment, acknowledge the same.

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       K. CONTINUING OBLIGATIONS. In addition to your obligations as set forth in the Employment Agreement, you agree to cooperate with the Company to provide information and services (including without limitation, responding to inquiries by and providing relevant information to, the Legal Department, and testifying both in court and at depositions as to facts related to your employment) for no additional compensation. These services, however, shall not exceed sixteen (16) hours per week during the Severance Period. The Company will reimburse you for any reasonable out of pocket costs incurred by you in connection with your cooperation hereunder.

       You agree that you will comply with the obligations set forth in the Employee Agreement, as modified by this Amendment and that after the Separation Date, you will comply with the post-termination obligations of that Employee Agreement, as modified by this Amendment. Furthermore, you agree, as a condition of this Amendment, not to discuss with any third party, other than prospective employers, your attorney or other advisor or family members, anything related to the termination of that employment or the terms of the Employment Agreement, as modified by this Amendment. You also agree that you will not disparage the Company or any of its employees, products, policies, decisions, advertising, marketing or other programs. The Company will not issue any public statements or respond to any employment verification requests that in any way disparages you personally or professionally. We also agree that our executive officers will not make any disparaging remarks about you or your employment history with the Company.

       Your signature below also authorizes the Company to deduct any amounts owed to it by you (other than 401(k) loans) from the salary continuation or bonus payments. You agree that your obligations under the Employment Agreement, as modified by this Amendment, will survive the termination of this Amendment. You recognize that any material violation of these post-termination obligations may result, in the Company's sole discretion, in the cessation of your pay and health benefit continuation and the forfeiture by you of all benefits under the Employment Agreement, as modified by this Amendment.

       Reebok wants to be certain that the payment and provision of the severance benefits set forth in the Employment Agreement, as modified by this Amendment, will resolve any and all dissatisfactions that you might have and, in that regard, requests that you carefully consider the following Release of All Claims. The provision of these financial and other benefits is conditioned upon your signing this Amendment, which includes the following Release of All Claims.

                                                                               5
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       RELEASE OF ALL CLAIMS

       This Agreement shall be in complete and final settlement of, and releases the Company and all those connected with it from any and all causes of action, claims, demands or liabilities (whether or not currently known or suspected to exist by you) that you have had, now have or may now have, in any way related to your employment, events or actions occurring during the course of your employment, and the termination of your employment, or pursuant to any federal, state or local law or regulation, including, but not limited to: any alleged violation of The National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Fair Labor Standards Act, 29 U.S.C. sec. 201, ET SEQ., the Age Discrimination in Employment Act of 1967, 29 U.S.C.
Section 623, ET SEQ. as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. sec 1001, ET SEQ., the Immigration Reform Control Act, as amended; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. sec 1981, ET SEQ., the Rehabilitation Act of 1973, 29 U.S.C. sec 701, ET SEQ., the Americans with Disabilities Act, as amended; The Family Medical Leave Act; the Civil Rights Act of 1991, the Massachusetts Wage and Hour Laws, G.L. cs.149 and 151; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Equal Rights Act, G.L. c. 93; the Massachusetts Civil Rights Act, G.L. c. 12 sec 11H and 11I; the Massachusetts Privacy Statute, G.L. c. 214, sec 1B as amended; The Massachusetts Sexual Harassment Statute, G.L. c. 214 sec 1C; any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters excepting only claims in the nature of workers' compensation, claims for vested benefits, and claims to enforce this agreement.

       You also agree that you will never institute any claim, suit or action against the Company or those connected with it in any court or agency that relates to your employment or the termination of your employment; provided, however, that nothing herein is intended to or shall preclude you from seeking a judicial determination of the validity of the agreement under the ADEA or from filing a complaint and/or charge with any government agency or cooperating with said agency in its investigation. However, you shall not be entitled to receive any recovery or monies in connection with any charge against the Company regardless of who brought the charge.

       This Agreement, with its attachment, will constitute the entire agreement between you and the Company with respect to all matters discussed in this Agreement, and will supersede any and all other prior agreements between you and the Company with respect to matters relating to your employment by the Company, the termination of your employment, or any other matters covered in this Agreement. You acknowledge that you have been advised by Reebok to seek the advice of an attorney before signing this Agreement, afforded sufficient time to do so, in fact, spoken with an attorney and that you fully understand the terms of this Agreement. Your signature below also certifies that your agreement is made voluntarily,

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knowingly and without duress, and that neither Reebok nor its agents have made any statements or representations inconsistent with the written provisions of this Agreement. Should any provision of this Agreement be determined by any court or other body to be illegal or invalid, the validity of the remaining provisions shall not be affected thereby.

       Reebok and you hereby acknowledge that because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act ("OWBPA"), which prohibits discrimination on the basis of age. The Release of all Claims above is intended to release any right that you may have to file a claim against Reebok alleging discrimination on the basis of age. Consistent with the provisions of the OWBPA, Reebok will provide you with up to twenty-one
(21) to consider and accept the terms of this Agreement. You have the right to consult with an attorney concerning this Agreement and you may choose to do so. You will also have seven (7) days after signing this Agreement to revoke your acceptance of its terms by delivering notice of the same in writing to the attention of the General Counsel at Reebok. To be effective, such notice must be hand delivered, or postmarked within the seven day period and sent by certified mail, return receipt requested, to the attention of General Counsel, Reebok International Ltd., Legal Department, 1895 J.W. Foster Boulevard, Canton, MA 02021. If the Agreement is not so revoked, its terms will become fully effective and binding on the eighth day following your execution of the Agreement.


MARTIN COLES                                 REEBOK INTERNATIONAL LTD.

/s/ Martin Coles                             /s/ Robert A. Myers
---------------------------------            -----------------------------------
Signature                                    Signature

2.14.04                                      2.18.04
----------------------------------           -----------------------------------
Date                                         Date

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EXHIBIT A

                      OPTIONS VESTED AS OF SEPARATION DATE

                              NUMBER OF SHARES  OPTION EXERCISE PRICE
           OPTION GRANT DATE    EXERCISABLE           PER SHARE
           ----------------------------------------------------------
                1/14/02             25,000             $ 25.48
           ----------------------------------------------------------
                6/12/02             12,500             $ 26.77
           ----------------------------------------------------------
               12/10/02             25,000             $ 28.57
           ==========================================================

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